Exhibit 10.5
Context Therapeutics Inc.
Stock Option Agreement
(Inducement Grant)

1.A Stock Option (the “Option”) for a total of [•] shares of $0.001 par value per share of Common Stock (the “Stock”) of Context Therapeutics Inc. (the “Company”), is hereby granted to [•] (the “Optionee”), subject to the terms and provisions of this Stock Option Agreement (this “Agreement”) and the Context Therapeutics Inc. 2021 Long-Term Performance Incentive Plan (the “Plan”). Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan.

2.The exercise price of the Option is $[•] per share which is equal to 100% of the Fair Market Value (as defined in the Plan) of the Stock on the date of the grant of the Option, as determined pursuant to Section 3.2 of the Plan by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

3.Subject to the provisions of Paragraphs 4 and 5 hereof, the Option may be exercised in whole at any time or in part from time to time on or after the date the Option, or any portion thereof, first becomes exercisable.  The Option terminates on the earlier of the date when fully exercised under the provisions of the Plan, the date fixed pursuant to Section 3.7(a), 3.7(b), or 3.7(c) of the Plan, or ten (10) years from the Date of Grant (the “Expiration Date”) set forth below.

4.The Option may not be exercised if the issuance of the Stock upon such exercise would constitute a violation of any applicable Federal or state securities or other law or valid regulation.  Further, exercise of an Option granted pursuant to this Agreement shall be in accordance with Section 3.4 of the Plan.

5.This Option (the “Award”) consists of the number of stock options identified below and shall be exercisable in accordance with the following schedule:

Options	Exercisable on or After
[•] Non-Qualified Stock Options Date of Grant [•] Expiration Date [•]
The Option shall vest as to 25% of the total number of shares of Stock covered by the Option on the first anniversary of the Date of Grant, rounded down to the nearest whole share. Thereafter, the remaining 75% of the shares of Stock subject to the Option shall vest over 36 months at a rate of 2.0833% of the total number of shares of Stock covered by the Option per full calendar month, rounded down to the nearest whole share of Stock; provided that the Optionee shall not have had a Termination of Service (as defined in the Plan) prior to such vesting date.

Notwithstanding anything herein to the contrary, following termination of Optionee’s employment by the Company or a Subsidiary of the Company for any reason not specified in Sections 3.7(a) or (b) of the Plan, the Option shall not be or become exercisable as to any shares of Stock other than those shares of Stock as to which the Option shall have been exercisable in accordance with the preceding schedule on the date of such termination.
6.This Award is made and granted to Optionee as an inducement material to Optionee entering into employment with the Company in reliance on the employment inducement award exemption under Nasdaq Listing Rule 5635(c)(4).

7.Except to the extent permitted under the Code or as provided by the Committee in its sole discretion, the Option may not be transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him/her.  The terms of the Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

8.The Option may be exercised only upon payment of the full exercise price and all applicable withholding taxes, and completion of necessary exercise form(s) as may be set forth in the equity administration platform and/or such exercise form(s) as may be made available by the Company from time to time that shall then be delivered by the Optionee to the Secretary of the Company. Any attempted exercise of the Option without such completion or delivery, as applicable, of the relevant exercise form(s) may be disregarded by the Company. Payment and delivery for the purposes hereof may also be accomplished by making payment and delivery to an agent duly appointed by the Company for the purposes of accepting payment and notice of exercise. Where any such appointment is made, the Company shall so advise Optionee, and Optionee may rely upon such notice until such notice is revoked or amended.

9.Optionee shall have none of the rights of a shareholder with respect to any shares of Stock subject to the Option, except as to the shares with respect to which Optionee has validly exercised the Option granted herein and tendered to the Company the full price therefor.

10.This Agreement does not give Optionee a right to continued service with the Company or any Subsidiary, and the Company or any such Subsidiary may terminate Optionee’s service at any time.

11.This Award is made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, provisions, conditions and definitions set forth in the Plan shall apply to this Award (including but not limited to the adjustment provisions contained in Section 9 of the Plan) as if it had been granted under the Plan, and this Award shall be subject to such terms, provisions, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, this Award shall not be counted for purposes of calculating the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 2.5 of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

12.All notices required to be given hereunder shall be mailed by registered or certified mail to the Company to the attention of its Secretary, at 2001 Market Street, Suite 3915, Unit #15 Philadelphia,

Pennsylvania 19103 and to Optionee at Optionee’s address as it appears on the Company’s books and records unless either of said parties has duly notified the other in writing of a change in address.

                Optionee acknowledges receipt of a copy of the Plan, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the Option subject to the terms and provisions of the Plan insofar as they relate to Stock Options granted thereunder.  Optionee agrees hereby to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or the Option.  Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by Federal, state, or local law as a result of the exercise of the Option.

OPTIONEE	CONTEXT THERAPEUTICS INC.

By:________________________________
[•]	Title:_______________________________

3